Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 15th day of July, 2015, by and among Colfax Corporation, a Delaware corporation (the “Company”) and Matthew L. Trerotola, an individual (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company;

WHEREAS, the Executive desires to accept such employment as the President and Chief Executive Officer of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to continue to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3.

2. Term. The initial term of employment under this Agreement shall be for a period beginning on July 24, 2015 (the “Effective Date”) and ending on the third anniversary thereof, unless sooner terminated as hereinafter set forth; provided that, on the third anniversary of the Effective Date and on each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended upon the same terms and conditions (except for such terms and conditions that expire prior to any extension period), for successive periods of one year, unless the Company or the Executive provides written notice of its intention not to extend the term of the Agreement at least 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Term” or the “Employment Period.”

3. Position and Duties.

(a) Executive Positions. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer the Company. In such capacities, the Executive shall report to the Company’s Board of Directors (the “Board”) and perform the duties and responsibilities as the Board may from time to time determine to assign to the Executive. The Executive’s employment shall be subject to the policies maintained and established by the Company, as the same may be amended from time to time. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would intentionally injure the business, interests, or reputation of the Company or its subsidiaries and affiliates. In keeping with these duties, the Executive shall make full disclosure to the Board of all business opportunities pertaining to the business of the Company and should not appropriate for the Executive’s own benefit business opportunities that fall within the scope of the businesses conducted by the Company. The Executive shall also devote the Executive’s reasonable best efforts and full business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company.

(b) The Executive shall be appointed as a member of the Board of the Company as of the Effective Date and serve in this capacity without additional compensation and in advance of the expiration of each term as a director, in due course, shall be nominated for election (and re-election) to the Board so long as he is then serving as CEO of the Company and is eligible to be a member of the Board of Directors under applicable law or rules of the national securities exchange on which the Company’s common stock is then listed, if any. The Executive’s continued membership on the Board shall be subject to election in accordance with the by-laws of the Company and applicable law, and shall not be considered a condition to Executive’s performance of his obligations hereunder, nor shall failure to be elected to the Board be considered a diminution of Executive’s duties, responsibilities, title, status, role or position pursuant to Section 6(iii) below. The Executive also agrees to serve without additional compensation, if elected or appointed thereto, as a director or member of any of the Company’s subsidiaries or affiliates and in one or more executive offices of any of the Company’s subsidiaries or affiliates.

(c) Executive acknowledges that Executive shall be subject to and must comply with the Company’s policy with respect to ownership of Company common stock as it may be in effect from time to time, and that currently that policy requires Executive to own and maintain ownership of Company common stock (including for this purpose 60% of the value of vested options) having a market value of six times his then effective Base Salary by the fifth anniversary of the Effective Date.

4. Compensation and Benefits.

(a) Base Salary. Commencing on the Effective Date, the Company shall pay to the Executive a base salary at the initial rate of $1,000,000 per calendar year (the “Base Salary”), and prorated for any partial year. The Base Salary shall be reviewed for increase by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased in the discretion of the Compensation Committee. Any such increase in Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures and policies in effect from time to time. The Executive’s Base Salary may not be decreased during the Employment Period.

(b) Signing Bonus and Equity Grant.

(i) No later than thirty (30) days after the Effective Date the Company shall:

(A)	pay the Executive a cash signing bonus of $3,000,000.00 (the “Signing Bonus”), in three (3) equal installments (less applicable withholding taxes), with the first such installment paid by the first payroll payment date occurring after the Effective Date, and the second and third such installments paid on the first and second anniversaries of the Effective Date, respectively; provided that, any unpaid installments shall be paid in a lump sum to the Executive within fifteen (15) days following a termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason or due to the Executive’s death or Disability, and any unpaid installments shall be forfeited if there is a termination of the Executive’s employment by the Company for Cause, or by the Executive without Good Reason;

(B)	pay the Executive, or, if considered more tax-efficient by the Executive and the Company, directly to the Executive’s immediately prior employer, an amount equal to the amount the Executive actually is obligated to repay to his immediately prior employer pursuant to a letter agreement between the Executive and that employer, dated May 31, 2013, and a relocation repayment agreement to which the Executive is subject (the “Cash Payment”); provided that, the Company and the Executive shall cooperate to ensure that the Executive’s net income tax position on the amounts of prior compensation he received that he is obligated to repay under the repayment obligation to the prior employer, and the Cash Payment, is net neutral to the Executive and the Company shall pay to the Executive all amounts respecting any taxes he incurs in excess of a net neutral result; and

(C)	On the Effective Date, the Executive shall be granted restricted stock units (the “RSUs”) under the Colfax 2008 Omnibus Incentive Plan (the “Omnibus Plan”) with an aggregate grant value of $3,750,000. One-third of the RSUs shall vest on each of December 31, 2015, December 31, 2016 and December 31, 2017. The RSUs shall be subject to the terms and conditions of the Omnibus Plan and form of award agreement for the RSUs attached hereto as Exhibit A.

(c) Annual Bonus. For each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual bonus pursuant to the Colfax Corporation Annual Incentive Plan that is in effect from time to time (“Incentive Bonus”). The Executive’s target Incentive Bonus amount for a particular calendar year of the Company shall equal one hundred and twenty percent (120%) of the Executive’s Base Salary for that calendar year (the “Target Bonus Amount”); provided that the Executive’s actual Incentive Bonus amount for a particular calendar year shall be determined by the Compensation Committee in its sole and unfettered discretion based on performance objectives (which shall include corporate and individual objectives) established with respect to that particular calendar year by the

Compensation Committee (after consultation with the Executive), and may be more or less than the Target Bonus Amount. For the calendar year 2015, the Executive’s Target Bonus Amount shall be pro-rated (calculated as the Target Bonus Amount for the entire 2015 calendar year multiplied by a fraction the numerator of which is equal to the number of days the Executive worked in the 2015 calendar year and the denominator of which is equal to the total number of days in such year) and his actual Incentive Bonus amount shall not be less than 100% of the pro-rata Target Bonus Amount. Except as otherwise set forth herein, the Executive must be actively employed by the Company throughout the applicable bonus measurement period and shall not have given notice of termination (other than for Good Reason (as set forth below), or been given notice by the Company of the termination of this Agreement for Cause (as set forth below) where such breach giving rise to Cause or Good Reason is not cured, at any time during the applicable bonus measurement period to be eligible to receive the Incentive Bonus.

(d) Long-Term Incentives. On the Effective Date, the Executive shall be granted the following awards under the Omnibus Plan, which are intended to be his annual long-term incentive awards through the following three full years from the Effective Date:

(i) A number of non-qualified stock options (the “Options”) with a value of $9,000,000 determined by the Company under its application of Black-Scholes valuation methodology on the Effective Date, which shall vest one-third on each of the third, fourth and fifth anniversaries of the Effective Date, and which shall be subject to the terms and conditions of the Omnibus Plan and the form of award agreement for the Options attached hereto as Exhibit B; and

(ii) Performance restricted stock units (the “PRSUs”) with a value of $4,500,000 on the Effective Date, which shall vest based on both time and performance corporate objectives established by the Compensation Committee. The time based vesting shall occur one-third on each of the third, fourth, and fifth anniversaries of the Effective Date. The corporate performance objectives also required for vesting will be based on achievement of performance criteria regarding a level of adjusted earnings per share to be agreed between the Compensation Committee of the Board and the Executive and established by the Committee within 90 days following commencement of the Company’s third fiscal quarter of 2015. The PRSUs shall be subject to the terms and conditions of the Omnibus Plan and the form of award agreement for the PRSUs attached hereto as Exhibit C.

The provisions of this Section 4(d), including Exhibits B and C thereunder, (and all other provisions hereunder required to give effect to Section 4(d)) shall survive any expiration of this Agreement, in which the Executive’s employment continues without interruption, pursuant a notice of non-renewal of the Term given by either party to the other party.

(e) Employee Benefits; Perquisites. During the Employment Period, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. The Executive shall also be entitled to: (i) 20 working days of vacation per year plus 2 personal days, (ii) an automobile allowance of up to $20,000 per year, (iii) use of a private aircraft for business purposes, and (iv) use of a private aircraft for nonbusiness purposes for an amount not exceeding such amount that would cause him to recognize $100,000 in compensation income per calendar year in accordance with on the most favorable method to the Executive available under applicable Treasury Regulations or, at the Executive’s election, an amount not exceeding $100,000 for tax and financial planning services provided by a third-part financial planner or tax professional (or any combination thereof not to exceed $100,000 in compensation per calendar year). The Company reserves the right to amend, modify or cancel any employee benefit plans, practices and programs, and any fringe benefits and perquisites, as applicable to executives of the Company generally, at any time and without the consent of the Executive.

(f) Company Compensation Plans. Except as otherwise provided herein, all compensation provided to the Executive pursuant to Section 4 shall be in accordance with the Company’s compensation plans and policies.

(g) Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to comply with any such law, government regulation or stock exchange listing requirement).

5. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

6. Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii) By the Company.

(A) Disability. The Company may terminate the Executive’s employment if the Executive shall have been unable, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities hereunder for 180 days out of any 365 day period or for 120 consecutive days (a “Disability”); or

(B) Cause. The Company may terminate the Executive’s employment for Cause or without Cause. If the Company terminates the Executive’s employment without Cause, the Company shall not be required to give advance notice.

For purposes of this Agreement, “Cause” shall be limited to the following events; the Executive’s: (i) breach of fiduciary duty to the Company or its subsidiaries or affiliates, (ii) conviction of, or plea of guilty or nolo contendere to, a felony or a misdemeanor that has a substantial adverse effect on the Company’s business or reputation, (iii) breach of a material provision of this Agreement, which is not cured within thirty (30) days after notice of such breach has been given to the Executive by the Company , or (iv) substantial and repeated failure to perform his material duties hereunder, after demand for performance is delivered by the Company that identifies the manner in which the Company believes that the Executive had not performed his material duties, which is not cured within thirty (30) days after notice of such failure has been given to the Executive by the Company.

For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 6(a)(ii)(A), 30 days after Notice of Termination is given by either party to the other party, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; or (iii) if the Executive’s employment is terminated by the Company pursuant to Section 6(a)(ii)(B) or by the Executive pursuant to Section 6(a)(iii), the date specified in the Notice of Termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder (collectively, “Section 409A”), references to Executive’s termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(iii) By the Executive. The Executive may terminate his employment for any reason (including Good Reason) or for no reason. If the Executive terminates his employment without Good Reason, then he shall provide written notice to the Company at least thirty (30) days prior to the Date of Termination.

For purposes of this Agreement, “Good Reason” means, without the Executive’s prior written consent (i) any material diminution in the Executive’s title, reporting relationships, , duties, status, role, authority or responsibilities , (ii) removal of the Executive from the position of Chief Executive Officer of the Company; (iv) any relocation of the Executive’s principal office after the Effective Date by more than thirty (30) miles from its current location that is also more than sixty (60) miles from Wilmington, Delaware; (v) the failure of the Company to assign or for any successor to assume the obligations of the Company under this Agreement; (vi) a breach of a material provision of this Agreement by the Company, or (vi) if there is a Change of Control and the Executive does not continue as the President and Chief Executive Officer of the most senior resulting entity of the affiliated group of which the Company or the surviving entity is a member. In order to invoke a termination for Good Reason, the Executive must deliver a written notice of the grounds for such termination within 60 days of the initial existence of the event giving rise to Good Reason and the Company shall have 45 days to cure the circumstances, except for circumstances which, by their nature, cannot reasonably be expected to be cured. In order to terminate his employment, if at all, for Good Reason, the Executive must deliver a written notice of the grounds for such termination within 60 days after the Executive’s knowledge of the initial existence of the event giving rise to Good Reason and the Company shall have 45 days to cure the circumstances, except for circumstances which, by their nature, cannot reasonably be expected to be cured.

For purposes of this Agreement, “Change in Control” means the occurrence of one or more of the following events, for the Company: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 50% of the Voting Stock of the Company; (ii) within any 24 month period the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors of the applicable company shall be considered to be an Incumbent Director; (iii) the Company transfers all or substantially all of its assets or business (unless the shareholders of the applicable company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the applicable company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of, as applicable, the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company, as applicable, immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of, as applicable, the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, the Company shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(b) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto in accordance with the requirements of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any dispute under Section 6(a)(ii)(A) as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent applicable) and any applicable state or local laws.

(c) Resignation of All Other Positions. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any Company subsidiaries or affiliates.

7. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives. Within 30 days following the Executive’s death, the Company shall pay to the Executive’s legal representative or estate, as applicable, (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due. The rights of the Executive’s legal representative or estate, as applicable, with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. The Executive shall also be entitled to payment of any Incentive Bonus earned for a previous performance period and unpaid on the Date of Termination and a Partial Year Bonus (defined below) in the manner provided in Section 7(d). Except as set forth herein, the Company and the Company’s subsidiaries and affiliates shall have no further obligation to the Executive or his legal representatives, estate or heirs upon his death under this Agreement. For purposes of this Agreement, “Accrued Benefits” means (i) any compensation deferred by the Executive prior to the Date of Termination and not paid by the Company or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (iii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5; and (iv) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company. Under the award agreements governing the RSUs, PRSUs and Options, all unvested amounts will, subject to satisfaction of any performance criteria, be fully vested.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 6(a)(ii)(A), the Company shall pay to the Executive (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination, and (ii) all Accrued Benefits, if any, to which the

Executive is entitled as of the Date of Termination at the time such payments are due. The Executive shall also be entitled to payment of any Incentive Bonus earned for a previous performance period and unpaid on the Date of Termination and a Partial Year Bonus in the manner provided in Section 7(d). The rights of the Executive with respect to the Executive’s equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon Executive’s termination due to Disability pursuant to Section 6(a)(ii)(A).

(c) Termination by the Company for Cause, by the Executive without Good Reason, or due to Non-Renewal by the Executive. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 6(a)(ii)(B) or the Executive terminates his employment without Good Reason pursuant to Section 6(a)(iii) or the Agreement terminates due to a non-renewal of the Agreement pursuant to Section 2 by the Executive, the Company shall pay to the Executive the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Executive’s rights with respect to then vested or exercisable equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement upon such termination.

(d) Termination by the Company without Cause or by the Executive with Good Reason, or at any time following a Non-Renewal by the Company (in each case if not subject to Section 7(e)). If during the Employment Period or at any time on or following the expiration of the Employment Period due to a notice non-renewal of the Employment Period by the Company to the Executive pursuant to Section 2, the Company terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(ii)(B) or the Executive terminates his employment with Good Reason pursuant to Section 6(a)(iii), and provided that such termination is not covered by Section 7(e), the Company shall pay to the Executive (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due. The Executive shall also be entitled to payment of any Incentive Bonus earned for a previous performance period and unpaid on the Date of Termination. The Executive shall also be entitled to receive, subject to his compliance with the restrictive covenants in Section 8 and his execution and non-revocation of the release described in Section 7(f), the following severance benefits (collectively, the “Severance Benefits”): (1) the Executive’s Base Salary, less all applicable payroll deductions, for twenty-four (24) months paid in accordance with the Company’s normal payroll practices, with the first payment commencing on the first payroll period following the Release Effective Date (defined below), (2) an amount equal to 200% of the target Incentive Bonus for the year of termination, less all applicable payroll deductions, paid in substantially equal proportionate installments, commencing with the first payroll period following the Release Effective Date (defined below), for a period of twenty-four (24) months, (3) a Partial Year Bonus (as described below) and (4) provided the Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, the Executive and such eligible dependents shall be entitled to continue to participate in such basic medical insurance programs of the Company as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, and the Company shall pay for the employer portion of the premiums for such benefits for twenty-four (24) months or, if earlier, until the date the Executive becomes eligible to receive coverage from another Company or is otherwise no longer eligible to receive COBRA continuation coverage. Notwithstanding the foregoing, if at any time the Company determines that its payment of the employer portion of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, the Company shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the Company’s portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the twenty-four (24) month period. The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements. A “Partial Year Bonus” is payable to the Executive for the year of the Executive’s employment termination in the event the Company performance criteria for payment of an Incentive Bonus are achieved as of the close of the year at the level required for a payout at the target level or above (as determined without any exercise of negative discretion unless such exercise is applicable to all “covered employees” (within the meaning of Section 162(m) of the Code) with like force and effect). Any such Partial Year Bonus shall equal the Executive’s Incentive Bonus compensation so earned multiplied by a fraction, the numerator of which is the number of days the Executive was employed by the Company in the annual or other performance period for the Incentive Bonus award in which such termination occurs and the denominator of which is the total number of days included within such annual or partial year performance period. Should any such Partial Year Bonus become payable under this Agreement, payment shall be made to the Executive at the same time as payment is made to all other participants under the Incentive Bonus compensation program following the close of the year.

(e) Termination during 3 Months preceding or within 24 Months following a Change of Control. If during the period beginning three (3) months prior to, and ending twenty-four (24) months following, a Change of Control, including on or following the expiration of the Employment Period due to a notice of non-renewal of the Employment Period by the Company to the Executive pursuant to Section 2, the Company terminates the Executive’s employment other than for Cause pursuant to Section 6(a)(ii)(B), the Executive terminates his employment with Good Reason pursuant to Section 6(a)(iii) or the Agreement terminates due to a non-renewal of the Agreement pursuant to Section 2 by the Company , the Company shall pay to the Executive (i) the Executive’s Base Salary and accrued unused vacation due through the Date of Termination and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due. The Executive shall also be entitled to payment of any Incentive Bonus earned for a previous performance period and unpaid on the Date of Termination. The Executive shall also be entitled to receive, subject to his compliance with the restrictive covenants in Section 8 and his execution and non-revocation of the release described in Section 7(f), the following severance benefits (collectively, the “COC Severance Benefits”): (1) a lump-sum amount equal to 200% of the Executive’s Base Salary, (2)

a lump-sum amount equal to 200% of the target Incentive Bonus for the year of termination, in each case payable within 15 days after the Release Effective Date, (3) a Partial Year Bonus in the manner provided in Section 7(d) and (4) provided the Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, the Executive and such eligible dependents shall be entitled to continue to participate in such basic medical insurance programs of the Company as in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, and the Company shall pay for the employer portion of the premiums for such benefits for twenty-four (24) months or, if earlier, until the date the Executive becomes eligible to receive coverage from another Company or is otherwise no longer eligible to receive COBRA continuation coverage, and (4) accelerated vesting of all options, equity or equity-related awards in accordance with the applicable terms of the related plan or award agreements. Notwithstanding the foregoing, if at any time the Company determines that its payment of the employer portion of the premiums for medical coverage would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any other Code section, law or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the subsidized premiums described above, the Company shall instead pay a fully taxable monthly cash payment in an amount such that, after payment by the Executive of all taxes on such payment, the Executive retains an amount equal to the Company’s portion of the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the twenty-four (24) month period. The Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreements.

(f) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company of the Executive’s employment without Cause under Section 6(a)(ii)(B) or by the Executive for Good Reason under Section 6(a)(iii) shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments and COC Severance Payments, as applicable, shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments or COC Severance Payments, the Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit D. Within five business days of the Date of Termination, the Company shall deliver to the Executive the release for the Executive to execute. The Executive will forfeit all rights to the Severance Payments and COC Severance Payments unless, within 30 days of delivery of the release by the Company to the Executive, the Executive executes and delivers the release to the Company and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). In the event that the Release Effective Date could occur in one of two taxable years of the Executive, the Release Effective Date shall be deemed to occur in the earliest date in the later such taxable year as otherwise would apply thereunder. The Company and Company subsidiaries and affiliates shall have no obligation to provide the Severance Payments or COC Severance Payments prior to the Release Effective Date. If the Executive fails to comply with his obligations under Section 8, the Executive shall, to the extent such amounts are paid, vested or distributed pursuant to Section 7 hereof or pursuant to the Executive’s equity or equity-related award agreements for the events listed in Section 7 hereof, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in shares to Parent for no consideration and (iii) repay the after-tax amount of the Severance Payments or COC Payments, as apply, and any equity awards that were accelerated pursuant to the terms of the related plan or award agreements and settled in cash or sold.

(g) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 7(g).

(i) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.

(iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

8. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of the Company subsidiaries and affiliates. For purposes of this Agreement, “Company Confidential Information” means information known to the Executive to constitute confidential or proprietary information belonging to the Company or Company subsidiaries or affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, methods (including the Colfax Business System), techniques, technology, research, strategy, plans, customer or supplier information, customer or supplier lists, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may possess or have under his control, that is not generally known (except for unauthorized disclosures) to the public or within the industry in which the Company does business. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Company Confidential Information and to protect the Company and Company subsidiaries and affiliates against harmful solicitation of employees and customers, harmful effects on operations and other actions by the Executive that would result in serious adverse consequences for the Company and Company subsidiaries and affiliates:

(a) Non-Disclosure. During the Executive’s employment with the Company and at all times thereafter, the Executive will not knowingly, directly or indirectly through an intermediary, use, disclose or transfer any Company Confidential Information other than (1) as authorized in writing by the Company or the Board, or (2) during such employment, is within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 8(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Company. In the event the Executive is required or compelled by legal process to disclose any Company Confidential Information, he will immediately inform the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.

(b) Materials. The Executive will not remove, directly or indirectly through an intermediary, any Company Confidential Information or any other property of the Company from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business as determined reasonably and in good faith by the Executive. The Executive will return to the Company all Company Confidential Information and copies thereof, including but not limited to computer data, files, software, and hardware, and all other property of the Company at any time upon the request of the Company and to the extent consistent with the Executive’s ability to perform his duties hereunder, and in any event promptly after termination of Executive’s employment.

(c) Non-Solicitation. During the period commencing on the Effective Date and ending three years following the Executive’s Date of Termination for any reason (the “Non-Solicit Period”), the Executive shall not, directly or indirectly through an intermediary, (i) solicit, entice, persuade or induce any individual who is employed by the Company or any Company subsidiary (or who was so employed within 180 days prior to the Executive’s action, other than any such individual whose employment was involuntarily terminated by the Company or any Company subsidiary) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or a Company subsidiary, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person, or (ii) solicit or encourage any client or customer of the Company or any Company subsidiary, or any person or entity who was a client or customer within 180 days prior to the Executive’s action, to terminate, reduce or alter in a manner adverse to the Company or any Company subsidiary any existing business arrangements with the Company or any Company subsidiary or to transfer existing business from the Company or any Company subsidiary e to any other person or entity.

(d) Non-Competition.

(i) During the period commencing on the Effective Date and ending two years following the Executive’s Date of Termination for any reason (the “Non-Compete Period”), the Executive shall not, directly or indirectly through an intermediary, anywhere in the United States or any other jurisdiction in which the Company is engaged or has reasonably firm plans to engage in the Business, (A) be engaged by, or have a financial or any other interest in, any corporation, firm, partnership, proprietorship or other business entity or enterprise, whether as a principal, agent, employee, director, consultant, stockholder, partner or in any other capacity, which competes with the Business, or competed with the Business during the Executive’s tenure with the Company, or (B) own an interest in any entity described in subsection (A) immediately above; provided, however, that the Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 3% of the voting power of such entity and does not otherwise violate any Company policy applicable to the Executive. The Executive agrees that, before providing services, whether as an employee or consultant or in any other capacity, to any entity during the Non-Compete Period, he will provide a copy of the restrictive covenants sections of this Agreement to such entity and authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper. For purposes of this Agreement, “Business” shall mean a company involved in the manufacture and sale of pumps, valves, fluid handling systems, air and gas handling systems, or welding and cutting equipment and supplies that are welding or cutting equipment and supplies that are produced by the Company, or any other products produced by the Company or under active development by the Company at the time of the Executive’s termination of employment.

(ii) If the restrictions contained in Sections 8(c) or 8(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, that section shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e) Compliance with Company’s Policies. The Executive agrees to observe and comply with the policies and rules of the Company unless such compliance is inconsistent with the terms of this Agreement.

(f) Non-Disparagement. Executive shall not, at any time during the term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Company officers make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage or be damaging to the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive, members of the Board of Directors or officers from making truthful statements that are required by applicable law, regulation or legal process.

(g) Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Period may necessitate the Executive’s cooperation in the future. Accordingly, during the twelve-month period following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Company, the Executive shall cooperate with the Company and its counsel, in connection with matters arising out of or relating in any way to the Executive’s service to the Company, including information requests relating to the business or affairs of the Company, as well as any investigation, litigation, arbitration or other proceeding related to the business or affairs of the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The cooperation includes the Executive making himself available for reasonable periods of time upon reasonable notice to the Executive in any such litigation or investigation and providing testimony before or during such litigation or investigation. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

(h) Enforcement. The Executive acknowledges that in the event of any breach of this Section 8, the business interests of the Company will be irreparably injured, the full extent of the damages to the Company will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. The Executive further agrees that any breach of this Agreement by the Company prior to the Date of Termination shall not release the Executive from compliance with his obligations under this Section 8.

9. Parachute Limitations. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment), whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment and excise taxes. Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(a)	the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b)	all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

All calculations and determinations under this Section 9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

10. Indemnification. The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s certificate of incorporation, bylaws, and any indemnification agreements then in force, subject to applicable law. The Executive shall also be covered as an insured under any contract of directors and officers liability insurance to the same extent as such contract covers members of the Board. The Executive’s rights under this Section 10 shall survive any termination or expiration of this Agreement and any termination of the Executive’s employment for all periods thereafter during which the Executive may be subject to liability for any acts or omissions occurring during his employment or service as a member of the Board that is otherwise subject to indemnification and coverage under directors and officers liability insurance.

11. Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or the Executive shall be reimbursed for the Executive’s reasonable legal fees and costs incurred in connection with this Agreement. Any payment required under this Section 11 shall be made within thirty (30) days following the Effective Date but in no event later than March 15 of the calendar year immediately following the Effective Date.

12. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, addressed as follows:

(i)	If to the Company:

Colfax Corporation
20 National Business Parkway, 5th Floor

Annapolis Junction, MD 20701
Attn: Chairman of the Board

(ii)	If to the Executive:

Matthew L. Trerotola
At the most recent address for the Executive shown on the Company’s payroll records.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

13. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

14. Effect on Other Agreements; Inconsistency. This Agreement (including the Exhibits hereto) and all other agreements identified hereunder constitute the entire agreement between the parties respecting the employment of the Executive and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between this Agreement (and Exhibits) and any other plan, program, practice or agreement of the Company in which the Executive is a participant or a party, whether applicable on the Effective Date or at any time thereafter, this Agreement (and Exhibits) shall control unless, with the Executive’s prior written consent, such other plan, program or practice, or in such agreement with the Executive, specifically refers to this Agreement (or Exhibits) as not so controlling.

15. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 4(f), 4(g), 7, 8, 9, 10, 12, 13, 14, 16, 17, 18, 20, 21, 23 and 24 hereof and this Section 15 shall survive the termination of employment of the Executive or the termination or expiration of the Agreement pursuant a non-renewal by either party under Section 2. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

16. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor entity.

17. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives and permitted successors and assigns.

18. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

19. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

20. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Maryland without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Maryland. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

21. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

22. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23. Withholding. The Company may withhold from any benefit payment or any other payment or amount under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

24. Representations of the Executive. The Executive represents and warrants to the Company that (i) the Executive has furnished to the Company all agreements respecting any post-employment restrictions applicable to the Executive with his immediately preceding employer; and (ii) there are no other agreements that conflict with the Executive’s acceptance of employment with the Company or would be violated or breached by Executive’s acceptance of employment with the Company, including any non-solicitation, non-competition or other similar covenant or agreement. The Executive agrees, and the Company will use its best efforts to accommodate and assist, that the Executive will perform his duties to the Company in a manner that complies with all such agreements.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

COLFAX CORPORATION

/s/ Mitchell P. Rales
Name: Mitchell P. Rales
Title: Chairman

EXECUTIVE

/s/ Matthew L. Trerotola
Matthew L. Trerotola

EXHIBIT A

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO RESTRICTED STOCK UNIT AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this cover sheet and the attachment (collectively, the “Agreement”) and in the Colfax Corporation 2008 Omnibus Incentive Plan (the “Plan”).

Grant Date:

Name of Grantee:

Grantee’s Social Security Number:             -            -

Number of Stock Units Covered by Grant:

Vesting Schedule:

Vesting Date	Vesting Percentage

December 31, 2015	33 1/3%

December 31, 2016	33 1/3%

December 31, 2017	33 1/3%

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO RESTRICTED STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting

Your Stock Units shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the Vesting Date, except as provided below. If your Service terminates for any reason, other than by the Company without Cause, by you for Good Reason or due to death or Disability, you will forfeit any Stock Units in which you have not yet become vested. If your Service terminates for Cause, you shall forfeit all of your Stock Units, including your vested Stock Units.

For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meaning ascribed in the Executive Employment Agreement by and between the Grantee and the Company, dated July __, 2015 (“Employment Agreement”).

Death or Disability	If your Service terminates because of your death or Disability, your Stock Units shall fully and immediately vest as of the date of your termination from Service.

Involuntary Termination without Cause; Voluntary Termination for Good Reason	If your Service terminates involuntarily by the Company without Cause or by you for Good Reason, your Stock Units shall fully and immediately vest as of the date of your termination from Service.

Delivery of Stock Pursuant to Units	Delivery of the shares of Stock represented by your vested Stock Units shall be made as soon as practicable upon vesting and in any event not later than two and one-half months after the end of the calendar year in which they vest.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount

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equal to the withholding or other taxes due.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction during your Service with the Company, the Stock Units will become 100% vested (i) if this grant is not assumed, or equivalent Stock Units are not substituted for the Stock Units, by the Company or its successor, or (ii) if assumed or substituted for, upon your involuntary termination of Service without Cause or voluntary termination of Service for Good Reason at any time during the vesting period.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the shares relating to the Stock Units have been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash credit for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock (hereafter, a “Dividend Equivalent Right”). Your Dividend Equivalent Rights shall be paid directly to you in cash (i) with respect to vested Stock Units, on the date of payment of such dividends to stockholders and (ii) with respect to unvested Stock Units, on the later of the date of payment of such dividends to stockholders and as soon as reasonably practicable after the date that the Stock Units vest.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested Stock Units.

Your Employment Agreement shall govern the disposition of your Stock Units respecting any breach of a restrictive covenant thereunder.

Clawback	Notwithstanding any other provisions in this Agreement or the Plan to the contrary, any incentive-based compensation that you receive pursuant to this Agreement which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to comply with any such law, government regulation or stock exchange listing requirement).

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole

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number) in accordance with the terms of the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Corporate Secretary to request paper copies of these documents.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

As specified in your Employment Agreement, the Employment Agreement, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of the Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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EXHIBIT B

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO NON-QUALIFIED STOCK OPTION AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants an option to purchase shares of its common stock, $.001 par value, (the “Stock”) to the optionee named below. The terms and conditions of the option are set forth in this cover sheet, in the attachment, and in the Company’s 2008 Omnibus Incentive Plan (the “Plan”).

Grant Date:

Name of Optionee:

Optionee’s Social Security Number:             -            -

Number of Shares Covered by Option:

Option Price per Share: $            .

Vesting Schedule:

Vesting Date	Vesting Percentage

3rd Anniversary of the Grant Date	33 1/3%

4th Anniversary of the Grant Date	33 1/3%

5th Anniversary of the Grant Date	33 1/3%

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase the number of shares of Stock covered by this option, as shown on the cover sheet, will vest at the times set forth on the cover sheet (hereinafter, each a “Vesting Date”) with respect to the percentage of shares of Stock covered by this option that is set forth next to the applicable Vesting Date; provided, that you remain in Service on the applicable Vesting Date.

No right to purchase shares of Stock will vest after your Service has terminated for any reason.

Term	Your option will expire in any event at the close of business at Company headquarters on the day before the seventh (7th) anniversary of the Grant Date, as shown on the cover sheet. Your option will terminate earlier if your Service terminates.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall immediately expire.

Involuntary Termination without Cause; Voluntary Termination for Good Reason

If your Service is involuntarily terminated by the Company without Cause or voluntarily by you for Good Reason at a time prior to the final Vesting Date, you will become vested in the unvested portion of the option on a Pro-Rata Basis on the date of such termination of Service.

For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meaning ascribed in the Executive Employment Agreement by and between you and the Company, dated July __, 2015 (“Employment Agreement”).

The “Pro-Rata Basis” of vesting shall mean vesting (to the extent unvested) in the shares of Stock covered by this option in an amount equal to a fraction not to exceed 1, the numerator of which is the number of days you are employed by the Company from the Grant Date to the date of your termination of employment and the denominator of which is the number of days from the Grant Date to the final Vesting Date.

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Death	If your Service terminates because of your death, then your option will immediately become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death. During that twelve-month period, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, then your option will immediately become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Other Terminations	If your Service terminates for any reason other than by the Company for Cause or due to your death or Disability (as provided above), your option shall remain exercisable with respect to the number of shares of Stock vested at the time of such termination of Service (including shares becoming vested upon such termination) until the close of business at Company headquarters on the ninetieth (90th) day following such termination of Service.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating ninety (90) days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” in the manner determined by the Company. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. Currently, notice may be given by logging on to your brokerage account at [______________________] using your user identification and password.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

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Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

● Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

● Shares of Stock which have already been owned by you and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

● By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes (if approved in advance by the Committee if you are either an executive officer or a director of the Company).

Instructions can be found within your brokerage account at Fidelity NetBenefits under “Colfax Equity Award Program – Model/Exercise” to guide you through the payment process.

Withholding Taxes	You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, this option will become 100% vested (i) upon your involuntary termination of Service without Cause or voluntary termination of Service for Good Reason during the 3-month period preceding the consummation of the Corporate Transaction, (ii) upon the consummation of the Corporate Transaction if this grant is not assumed, or equivalent options are not substituted for the options, by the Company or its successor, and your Service had not so terminated, and (iii) if assumed or substituted for (and your Service had not so terminated), upon your involuntary termination of Service without Cause or voluntary termination of Service for Good Reason during the 12-month period following the consummation of the Corporate Transaction. Otherwise, any termination of your Service shall be governed as provided in the paragraphs above. Notwithstanding any other provision in this Agreement, if you experience such a Corporate Transaction employment termination, the option will expire one year after the date of termination

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of Service (or, if earlier, the seventh (7th) anniversary of the Grant Date).

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

In connection with any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option purporting to arise under such an agreement.

Retention Rights	Neither your option nor this Agreement gives you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested options.

Your Employment Agreement shall govern the disposition of your vested options respecting any breach of a restrictive covenant thereunder.

Clawback	Notwithstanding any other provisions in this Agreement or the Plan to the contrary, any incentive-based compensation that you receive pursuant to this Agreement which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to comply with any such law, government regulation or stock exchange listing requirement).

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

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Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

As specified in your Employment Agreement, the Employment Agreement, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of options. Any prior agreements, commitments or negotiations concerning this option are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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EXHIBIT C

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO PERFORMANCE STOCK UNIT AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this cover sheet and the attachment (collectively, the “Agreement”) and in the Colfax Corporation 2008 Omnibus Incentive Plan (the “Plan”).

Grant Date:

Name of Grantee:

Grantee’s Social Security Number:             -            -

Number of Stock Units Covered by Grant:

Performance Condition on Stock Unit Eligibility:

Eligibility to vest in the Stock Units covered by this grant is determined based on whether the Performance Criteria set forth in this Agreement are achieved.

Achievement of the Performance Criteria during a Performance Period that closes while the Grantee is still in Service results in the Stock Units becoming “Eligible Stock Units.”

Vesting Schedule for Eligible Stock Units After Application of the Performance Criteria:

Vesting Date	Vesting Percentage
3rd Anniversary of the Grant Date	33 1/3%

4th Anniversary of the Grant Date	33 1/3%

5th Anniversary of the Grant Date	33 1/3%

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

CEO PERFORMANCE STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the performance criteria and the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Performance Criteria

Your eligibility for the Stock Units shall be determined based on whether the Company achieves certain performance criteria (“Performance Criteria”) for any four consecutive fiscal quarters beginning with the third fiscal quarter of 2015 and ending with the second fiscal quarter of 2018 (each such four quarters a “Performance Period”). If the Performance Criteria are achieved for a Performance Period, you become eligible to vest in all of the Stock Units covered by this Agreement based on additional Service to the Company as provided below in the Section of this Agreement concerning “Vesting.”

The Company’s Performance Criteria will be determined by the 90th day that follows the commencement of the third fiscal quarter of 2015.

If the Stock Units covered by this Agreement do not become Eligible Stock Units by the end of all applicable Performance Periods, the Stock Units shall be forfeited as of the end of the last applicable Performance Period.

For this purpose, “Adjusted Earnings Per Share” will be measured by adjusting U.S. GAAP audited net income adjusted for the after tax impact of discontinued operations, cumulative effect of accounting changes, restructuring costs, asset impairment, goodwill impairment, legacy legal and asbestos trend/coverage percentage adjustments, costs related to acquisitions, foreign currency exchange gains or losses arising from the Company’s initial recognition of currency of a highly inflationary economy financial assets (due to unusual economic circumstances or devaluation by a governing body) and early extinguishment of debt costs which will be divided by the weighted average of diluted shares outstanding compared to the budgeted Adjusted Earnings Per Share at actual rates.

If your Service terminates for any reason prior to the end of the Performance Period and prior to the Stock Units becoming Eligible Stock Units, then, except as otherwise set forth below,

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you will forfeit all of your Stock Units immediately upon such termination.

Vesting

If at the end of a Performance Period your Stock Units become Eligible Stock Units under this Agreement, your Eligible Stock Units shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the applicable Vesting Date for such Stock Units to so vest, except as provided below. If your Service terminates for any reason other than by the Company without Cause, by you for Good Reason, or due to your death or Disability, you will forfeit any Eligible Stock Units in which you have not yet become vested. If your Service terminates for Cause, you shall forfeit all of your Stock Units, including your vested Eligible Stock Units.

For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the meaning ascribed in the Executive Employment Agreement by and between the Grantee and the Company, dated July __, 2015 (“Employment Agreement”).

Death or Disability	If your Service terminates because of your death or Disability before the end of the vesting period, and the Stock Units become or had become Eligible Stock Units during the Performance Period (i.e., the Performance Criteria are achieved, whether during or after such termination of Service), your Eligible Stock Units shall fully and immediately vest as of the later of the date that the Stock Units become Eligible Stock Units and the date of such termination. The Committee shall certify achievement of the Performance Criteria to determine whether the Stock Units become Eligible Stock Units.

Involuntary Termination without Cause; Voluntary Termination for Good Reason

If your Service is involuntarily terminated by the Company without Cause or voluntarily by you at any time for Good Reason before the end of the vesting period, and the Stock Units become or had become Eligible Stock Units during the Performance Period (i.e., the Performance Criteria are achieved, whether during or after such termination of Service), you will become vested in the unvested portion of your Eligible Stock Units on a Pro Rata Basis on the later of the date the Stock Units become Eligible Stock Units and the date of such termination of Service.

The “Pro-Rata Basis” of vesting shall mean vesting (to the extent unvested) in your Eligible Stock Units in an amount equal to a fraction of the number of Stock Units covered by this grant not to exceed 1, the numerator of which is the number of days the Grantee was employed by the Company from the Grant Date to the date of termination of Service and the denominator of which is the number of days from the Grant Date to the final Vesting Date.

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Delivery of Stock Pursuant to Units	Delivery of the shares of Stock represented by your vested Eligible Stock Units shall be made as soon as practicable upon vesting and in any event not later than two and one-half months after the end of the calendar year in which they vest.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Corporate Transaction	Notwithstanding the vesting schedule and Performance Criteria set forth above, upon the consummation of a Corporate Transaction, the Stock Units will become 100% vested (i) upon your involuntary termination of Service without Cause or voluntary termination of Service for Good Reason during the 3-month period preceding the consummation of the Corporate Transaction, (ii) upon the consummation of the Corporate Transaction if this grant is not assumed, or equivalent Stock Units are not substituted for the Stock Units, by the Company or its successor, and your Service had not so terminated, and (iii) if assumed or substituted for (and your Service had not so terminated), upon your involuntary termination of Service without Cause or voluntary termination of Service for Good Reason during the 12-month period following the consummation of the Corporate Transaction. Otherwise, any termination of your Service shall be governed as provided in the paragraphs above.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the shares relating to the Stock Units have been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash credit for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock (hereafter, a “Dividend Equivalent Right”); provided, however, that your Dividend

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Equivalent Rights shall be forfeited if the Performance Criteria under this Agreement are not achieved. If your Stock Units are Eligible Stock Units, your Dividend Equivalent Rights shall be paid directly to you in cash, and any Dividend Equivalent Rights accumulated on your behalf prior to the Stock Units becoming Eligible Stock Units shall be paid directly to you as soon as reasonably practicable following the date the Committee certifies achievement of the Performance Criteria.

Forfeiture of Rights

If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested Stock Units.

Your Employment Agreement shall govern the disposition of your Stock Units respecting any breach of a restrictive covenant thereunder.

Clawback	Notwithstanding any other provisions in this Agreement or the Plan to the contrary, any incentive-based compensation that you receive pursuant to this Agreement which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company to comply with any such law, government regulation or stock exchange listing requirement).

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Corporate Secretary to request paper copies of these documents.

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The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

As specified in your Employment Agreement, the Employment Agreement, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of the Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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EXHIBIT D

General Release of Claims

Consistent with Section 7 of the Employment Agreement dated [            ] among me, Colfax Corporation (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Accrued Benefits and the Severance Payments set forth in Section 7 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge Colfax Corporation and its subsidiaries and affiliates (together, “Company”) and its past, current and future affiliated entities, as well as their predecessors, successors, assigns, and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by Company, the Employment Agreement, the termination of my employment with Company, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims arising under Section 10 of the Employment Agreement, any other right to indemnification that I may otherwise have, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against Company or the other persons or entities released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against Company or the persons or entities released herein.

Company and I acknowledge that different or additional facts may be discovered in addition to what we now know or believe to be true with respect to the matters released in this

General Release, and we agree that this General Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

Claims Excluded from this Release: However, notwithstanding the foregoing, nothing in this General Release shall be construed to waive any right that (i) is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws; (ii) the Executive is entitled to for indemnification, and to coverage as an insured under applicable directors and officers liability insurance, under the Employment Agreement or otherwise; (iii) the Executive is entitled to for accrued and vested benefits under any employee benefit plan in which he is a participant; (iv) the Executive is entitled to for accrued unpaid expenses under Section 5 of the Employment Agreement; or (v) the Executive may have as a stockholder of the Company. I understand that rights or claims under the Age Discrimination in Employment Act that may arise after I execute this General Release are not waived. Likewise, nothing in this General Release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency. Notwithstanding the foregoing, I agree to waive my right to recover individual relief in any charge, complaint, or lawsuit filed by me or anyone on my behalf.

I acknowledge that I have been given an opportunity of at least twenty-one (21) days to consider this General Release and that I have been encouraged by Company to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release in whole or in part within this seven-day period, I must inform Company by delivering a written notice of revocation to [INSERT NAME, COMPANY AND ADDRESS AND EMAIL], no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of Company and Company shall be relieved of all obligations to make the Severance Payments described in Section 7 of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Matthew L. Trerotola	Date